UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Keystone Consolidated Industries, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1740
Dallas, Texas 75240

April 13, 2012
To Our Stockholders:

You are cordially invited to attend the 2012 annual meeting of stockholders of Keystone Consolidated Industries, Inc. that will be held on Friday, May 18, 2012, at 10:00 a.m., local time, at Keystone’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached notice of annual meeting of stockholders and proxy statement.

Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or voting instruction form as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes.

                Sincerely,

                Glenn R. Simmons, Chairman of the Board

Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1740
Dallas, Texas 75240

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 18, 2012

To the Stockholders of
Keystone Consolidated Industries, Inc.:

The 2012 annual meeting of stockholders of Keystone Consolidated Industries, Inc., a Delaware corporation, will be held on Friday, May 18, 2012, at 10:00 a.m., local time, at the offices of Keystone at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas, for the following purposes:

(1)	to elect the five director nominees named in the proxy statement to serve until the 2013 annual meeting of stockholders;
(2)	to approve on an advisory basis our named executive officer compensation; and
(3)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The close of business on March 28, 2012 has been set as the record date for the meeting. Only holders of our common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of stockholders entitled to vote at the meeting will be available for examination during normal business hours by any of our stockholders, for purposes related to the meeting, for a period of ten days prior to the meeting at our corporate offices.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please cast your vote as instructed on your proxy card or voting instruction form as promptly as possible in order to ensure your shares are represented and voted in accordance with your wishes.

                By Order of the Board of Directors,

                                    Sandra K. Myers, Secretary

Dallas, Texas
April 13, 2012

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 18, 2012.
The proxy statement and annual report to stockholders (including Keystone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011) are available at www.keystoneconsolidated.info/investor.

-i-

GLOSSARY OF TERMS

“2011 Form 10-K” means our Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the SEC on March 15, 2012.

“401(k) Plan” means The Employee 401(k) Retirement Plan, a defined contribution plan.

“brokerage firm or other nominee” means a brokerage firm or other nominee such as a banking institution, custodian, trustee or fiduciary (other than our transfer agent, Computershare) through which a stockholder hold its shares of our common stock.

“broker/nominee non-vote” means a non-vote by a brokerage firm or other nominee for shares held for a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client.

“CMRT” means The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee defined benefit plans Contran and related entities adopt.

“Computershare” means Computershare Trust Company, N.A., our stock transfer agent and registrar.

“CompX” means CompX International Inc., one of our publicly held sister corporations that manufactures security products, furniture components and performance marine components.

“Contran” means Contran Corporation, the parent corporation of our consolidated tax group.

“EWI” means EWI RE, Inc., a reinsurance brokerage and risk management corporation wholly owned by NL.

“Foundation” means the Harold Simmons Foundation, Inc., a tax-exempt foundation organized for charitable purposes.

“independent directors” means the following directors: Thomas E. Barry, Keith R. Coogan and Donald P. Zima.

“ISA” means an intercorporate services agreement between Contran and a related company pursuant to which employees of Contran provide certain services, including executive officer services, to such related company on an annual fixed fee basis.

“Keystone,” “us,” “we” or “our” means Keystone Consolidated Industries, Inc.

“Kronos Worldwide” means Kronos Worldwide, Inc., one of our publicly held sister corporations that is an international manufacturer of titanium dioxide products.

“named executive officer” means any person named in the 2011 Summary Compensation Table in this proxy statement.

“NL” means NL Industries, Inc., one of our publicly held sister corporations that is a diversified holding company with significant investments in Kronos Worldwide and CompX.

“NYSE” means the New York Stock Exchange.

“PwC” means PricewaterhouseCoopers LLP, our independent registered public accounting firm.

“record date” means the close of business on March 28, 2012, the date our board of directors set for the determination of stockholders entitled to notice of and to vote at the 2012 annual meeting of our stockholders.

“Say-on-Pay” means the second proposal in this proxy statement for a nonbinding advisory vote for the consideration of our stockholders to approve the compensation of our named executive officers as such proposal is described and as such compensation is disclosed in this proxy statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“stockholder of record” means a stockholder of our common stock who holds shares directly (either in certificate or electronic form) in its name with our transfer agent, Computershare.

“Tall Pines” means Tall Pines Insurance Company, an indirect wholly owned captive insurance subsidiary of Valhi.

“TIMET” means Titanium Metals Corporation, one of our publicly held sister corporations that is an integrated producer of titanium metal products.

“Valhi” means Valhi, Inc., one of our publicly held sister corporations that is a diversified holding company with significant investments in Kronos Worldwide and NL.

-ii-

Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1740
Dallas, Texas 75240

PROXY STATEMENT

GENERAL INFORMATION

We are providing this proxy statement in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2012 annual meeting of stockholders to be held on Friday, May 18, 2012 and at any adjournment or postponement of the meeting. The proxy materials, which are first being mailed on or about April 13, 2012 to the holders of our common stock at the close of business on March 28, 2012, include:

•	the accompanying notice of the 2012 annual meeting of stockholders;

•	this proxy statement;

•	our 2011 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and

•	the proxy card (or voting instruction form if you hold your shares through a brokerage firm or other nominee and not through our transfer agent, Computershare).

We are furnishing our 2011 annual report to all of our stockholders entitled to vote at the 2012 annual meeting. We are not incorporating the 2011 annual report into this proxy statement and you should not consider the annual report as proxy solicitation material. The accompanying notice of annual meeting of stockholders sets forth the time, place and purposes of the meeting. Our principal executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.

Please refer to the Glossary of Terms on page ii for the definitions of certain terms used in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, stockholders will vote on the following, as described in this proxy statement:

•	Proposal 1 – the election of the five director nominees named in this proxy statement; and

•	Proposal 2 – the adoption of a nonbinding advisory resolution that approves the named executive officer compensation described in this proxy statement (Say-on-Pay).

In addition, stockholders will vote on any other matter that may properly come before the meeting.

Q:	How does the board recommend that I vote?

A:	The board of directors recommends that you vote FOR:

•	each of the nominees for director named in this proxy statement; and

•	the approval and adoption of proposal 2 (Say-on-Pay).

Q:	Who is allowed to vote at the annual meeting?

A:
The board of directors has set the close of business on March 28, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.  Only holders of our common stock as of the close of business on the record date are entitled to vote at the meeting.  On the record date, 12,101,932 shares of our common stock were issued and outstanding.  Each share of our common stock entitles its holder to one vote.

Q:	If I hold my shares through a brokerage firm or other nominee, how may I vote in person at the annual meeting?

A:
If you wish to vote in person at the annual meeting, you will need to follow the instructions on your notice of internet availability of proxy materials on how to obtain the appropriate documents to vote in person at the meeting.

Q:	How do I vote if I am a stockholder of record?

A:
If you hold shares of our common stock directly (either in certificate or electronic form) with our transfer agent, Computershare, rather than through a brokerage firm or other nominee, you are a stockholder of record.  As a stockholder of record, you may:

•	vote over the internet at www.investorvote.com/kycn;

•	vote by telephone using the voting procedures set forth on your proxy card;

•	instruct the agents named on your proxy card how to vote your shares by completing, signing and mailing the enclosed proxy card in the envelope provided; or

•	vote in person at the annual meeting.

Q:
What are the consequences if I am a stockholder of record and I execute my proxy card but do not indicate how I would like my shares voted for one or more of the director nominees named in this proxy statement or the other proposal described in this proxy statement?

A:
If you are a stockholder of record (and not a brokerage firm or other nominee), the agents named on your proxy card will vote your shares on such uninstructed nominee or proposal as recommended by the board of directors in this proxy statement.

Q:	If I do not want to vote my shares in person at the annual meeting, how do I vote if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to vote your shares.  In order to ensure your brokerage firm or other nominee votes your shares in the manner you would like, you must provide voting instructions to your brokerage firm or other nominee by the deadline provided in the materials you receive from your brokerage firm or other nominee.

Brokerage firms or other nominees may not vote your shares on the election of a director nominee or the other proposal in this proxy statement in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your brokerage firm or other nominee regarding the voting of your shares. If you do not instruct your brokerage firm or other nominee how to vote with respect to the election of a director nominee or the other proposal in this proxy statement, your brokerage firm or other nominee may not vote with respect to the election of such director nominee or on any uninstructed proposal and your vote will be counted as a “broker/nominee non-vote.” “Broker/nominee non-votes” are non-votes by a brokerage firm or other nominee for shares held in a client’s account for which the brokerage firm or other nominee does not have discretionary authority to vote on a particular matter and has not received instructions from the client. How we treat broker/nominee non-votes is separately described in each of the answers below regarding what constitutes a quorum, the requisite votes necessary to elect a director nominee or approve the other proposal in this proxy statement.

Q:	Who will count the votes?

A:
The board of directors has appointed Computershare, our transfer agent and registrar, to ascertain the number of shares represented, tabulate the vote and serve as inspector of election for the meeting.

Q:	How do I change or revoke my proxy instructions if I am a stockholder of record?

A:	If you are a stockholder of record, you may change or revoke your proxy instructions in any of the following ways:

•	delivering to Computershare a written revocation;

•	submitting another proxy card bearing a later date;

•	changing your vote on www.investorvote.com/kycn;

•	using the telephone voting procedures set forth on the proxy card; or

•	voting in person at the annual meeting.

Q:	How do I change or revoke my voting instructions if my shares are held through a brokerage firm or other nominee?

A:
If your shares are held through a brokerage firm or other nominee, you must follow the instructions from your brokerage firm or other nominee on how to change or revoke your voting instructions or how to vote in person at the annual meeting.

Q:	What constitutes a quorum?

A:	A quorum is the presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting.

Shares that are voted “abstain” or “withheld” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

As already discussed in the previous answer regarding how to vote shares held through a brokerage firm or other nominee, there are no proposals for the 2012 annual meeting that would allow a brokerage firm or nominee to vote uninstructed shares. If a brokerage firm or other nominee receives no instruction for the election of any director nominee or the other proposal, such uninstructed shares will be counted as not entitled to vote and are, therefore, not considered for purposes of determining whether a quorum is present at the annual meeting. If a brokerage firm or other nominee receives instructions on the election of any director nominee or the other proposal, such instructed shares will be counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the annual meeting.

Contran directly held approximately 88.0% of the outstanding shares of our common stock as of the record date. Contran has indicated its intention to have its shares of our common stock represented at the meeting. If Contran attends the meeting in person or by proxy, the meeting will have a quorum present.

Q:	Assuming a quorum is present, what vote is required to elect a director nominee?

A:
A plurality of affirmative votes of the holders of our outstanding shares of common stock represented and entitled to vote at the meeting is necessary to elect each director nominee. You may indicate on your proxy card or in your voting instructions that you desire to withhold authority to vote for any of the director nominees. Since director nominees need only receive the plurality of the affirmative votes from the holders represented and entitled to vote at the meeting to be elected, a vote withheld or a broker/nominee non-vote regarding a particular nominee will not affect the election of such director nominee.

Contran directly held approximately 88.0% of the outstanding shares of our common stock as of the record date. Contran has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement. If Contran attends the meeting in person or by proxy and votes as indicated, the stockholders will elect all of the nominees named in this proxy statement to the board of directors.

Q:	Assuming a quorum is present, what vote is required to adopt and approve proposal 2 (Say-on-Pay)?

A:
The proposed stockholder resolution contained in this proposal provides that the affirmative nonbinding advisory votes of the majority of shares present in person or represented by proxy at the 2012 annual meeting and entitled to vote on this proposal will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker/nominee non-votes will not be counted as entitled to vote and will have no affect on this proposal.

As already mentioned, Contran directly held approximately 88.0% of the outstanding shares of our common stock as of the record date. Contran has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR this nonbinding advisory proposal. If Contran attends the meeting in person or by proxy and votes as indicated, the stockholders will, by a nonbinding advisory vote, approve this proposal.

Q:	Assuming a quorum is present, what vote is required to approve any other matter to come before the meeting?

A:
Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the meeting will require the affirmative votes of the holders of the majority of the outstanding shares represented and entitled to vote at the meeting. Abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote.

Q:	If I am a stockholder of record, how will the agents named on my proxy card vote on any other matter to come before the meeting?

A:
If you are a stockholder of record and to the extent allowed by applicable law, the agents named on your proxy card will vote in their discretion on any other matter that may properly come before the meeting.

Q:	Who will pay for the cost of soliciting the proxies?

A:
We will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to the solicitation by mail, our directors, officers and regular employees may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, we will reimburse brokerage firms or other nominees for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of our common stock that hold such stock in accounts with such entities.

CONTROLLING STOCKHOLDER

Contran owns 88.0% of our outstanding common stock as of the record date. Contran has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the election of each of the director nominees named in this proxy statement and FOR proposal 2 (Say-on-Pay). If Contran attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will elect all of the nominees named in this proxy statement to the board of directors and will approve proposal 2.

SECURITY OWNERSHIP

Ownership of Keystone. The following table and footnotes set forth as of the record date the beneficial ownership, as defined by regulations of the SEC, of our common stock held by each individual, entity or group known to us to own beneficially more than 5% of the outstanding shares of our common stock, each director, each named executive officer and all of our directors and executive officers as a group. See footnote 4 below for information concerning the relationships of certain individuals and entities that may be deemed to own indirectly and beneficially more than 5% of the outstanding shares of our common stock. All information is taken from or based upon ownership filings made by such individuals or entities with the SEC or upon information provided by such individuals or entities.

	Keystone Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (1)(2)

Harold C. Simmons (3)	-0-	(4)	-0-
Contran Corporation (3)	10,647,401	(4)	88.0%
Annette C. Simmons (3)	13,457	(4)	*
	10,660,858	(4)	88.1%

Thomas E. Barry	-0-		-0-
Keith R. Coogan	-0-		-0-
Glenn R. Simmons	-0-	(4)	-0-
Steven L. Watson	-0-	(4)	-0-
Donald P. Zima	-0-		-0-

David L. Cheek	-0-		-0-
Bert E. Downing, Jr.	-0-		-0-
C. Vic Stirnaman	-0-		-0-
All our current directors and executive officers as a group (8 persons)	-0-	(4)	-0-

——————————
*	Less than 1%.
(1)	Except as otherwise noted, the listed entities, individuals or group have sole investment power and sole voting power as to all shares set forth opposite their names.
(2)	The percentages are based on 12,101,932 shares of our common stock issued and outstanding as of the record date.
(3)	The business address of Contran Corporation, Harold C. Simmons, and Annette C. Simmons is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.
(4)
Substantially all of Contran’s outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons, of which Mr. Simmons is the sole trustee, or held by Mr. Simmons or persons or other entities related to Mr. Simmons. As sole trustee of these trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by these trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares these trusts hold. Mr. Simmons is also the chairman of the board of Contran.

By virtue of the holding of his office with Contran, Contran’s stock ownership and his services as trustee, as described above, (a) Harold C. Simmons may be deemed to control us and (b) Mr. Simmons may be deemed to possess indirect beneficial ownership of the shares of our common stock directly held by Contran. However, Mr. Simmons disclaims beneficial ownership of any shares beneficially owned, directly or indirectly, by Contran.

All of our directors or executive officers who are also directors or executive officers of Contran disclaim beneficial ownership of the shares of our common stock that Contran directly holds.

Annette C. Simmons is the wife of Harold C. Simmons. She is the direct owner of 13,457 shares of our common stock. Mr. Simmons may be deemed to share indirect beneficial ownership of such shares. He disclaims all such beneficial ownership. Mrs. Simmons disclaims beneficial ownership of all shares she does not hold directly.

Messrs. Glenn R. Simmons and Watson are directors and officers of Contran.

Shares owned by the entities or persons in this table may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in these accounts may be pledged to secure margin obligations under these accounts.

We understand that Contran and related entities may consider acquiring or disposing of shares of our common stock through open market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of our common stock in the market, an assessment of our business and prospects, financial and stock market conditions and other factors deemed relevant by such entities. We may similarly consider acquisitions of shares of our common stock and acquisitions or dispositions of securities issued by related entities.

PROPOSAL 1
ELECTION OF DIRECTORS

Our bylaws provide that the board of directors shall consist of one or more members as determined by our board of directors or stockholders. The board of directors has currently set the number of directors at five and recommends the five director nominees named in this proxy statement for election at our 2012 annual stockholder meeting. The directors elected at the meeting will hold office until our 2013 annual stockholder meeting and until their successors are duly elected and qualified or their earlier removal or resignation.

All of the nominees are currently members of our board of directors whose terms will expire at the 2012 annual meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the annual meeting, your shares will be voted FOR an alternate nominee to be selected by the board of directors, unless you withhold authority to vote for such unavailable nominee. The board of directors believes that all of its nominees will be available for election at the meeting and will serve if elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES FOR DIRECTOR.

Nominees for Director. All of our nominees have extensive senior management and policy-making experience. Each of the nominees has served on our board of directors for at least two years at one point in time and is knowledgeable about our business. Each of our independent directors is financially literate. The board of directors considered each nominee’s specific business experiences described in the biographical information provided below in determining whether to nominate him for election as a director.

Thomas E. Barry, age 68, has served on our board of directors since 2008. He previously served on our board of directors from 1989 to 2005. Dr. Barry is vice president for executive affairs at Southern Methodist University and has been a professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 2007. Dr. Barry also has served as a director of Valhi since 2000 and is a member of Valhi’s audit committee and management development and compensation committee. He is a member of our audit committee and master trust committee, and chairman of our management development and compensation committee.

Dr. Barry has a long and extensive experience on our board of directors and audit committee. He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from a large, non-profit, private educational institution for which he currently serves and from another publicly held corporation affiliated with us for which he currently serves.

Keith R. Coogan, age 59, has served on our board of directors since April 2012. He previously served on our board of directors from 2003 to 2005. Since 2010, he has been a director of Softchoice Corporation, a Canadian corporation whose common stock is traded on the Toronto Stock Exchange that is a business-to-business direct marketer in North America of technology products and solutions. From 2007 to 2009, Mr. Coogan served as president and chief executive officer of Pomeroy IT Solutions, Inc., an information technology services and solutions provider. From 2002 to 2006, Mr. Coogan served as chief executive officer of Software Spectrum, Inc., a global business-to-business software services provider that Level 3 Communications, Inc. sold to Insight Enterprises Inc. in 2006. From 1991 to 2002, Software Spectrum was a publicly held corporation. From 1990 to 2002, he served in various other executive officer positions with Software Spectrum, including vice president of finance and operations and chief operating officer. Mr. Coogan also has served as a director of Kronos Worldwide since 2004 and as a director of TIMET since 2006. He is a member of the audit committee and management development committee for each of Kronos Worldwide and TIMET and a member of TIMET’s nominations committee. Mr. Coogan was a director of Software Spectrum from 1998 to 2006, Pomeroy from 2007 to 2009, and CompX from 2002 to 2006. Mr. Coogan is a member of our audit committee and our management development and compensation committee.

Mr. Coogan has over two years of experience with our business. He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities for which he currently serves or formerly served.

Glenn R. Simmons, age 84, has served as our chairman of the board since 1986. Mr. Simmons has been vice chairman of the board of Valhi and Contran since prior to 2007. Since prior to 2007, he has also served as chairman of the board of CompX and as a director of Kronos Worldwide, NL and TIMET. Mr. Simmons has been an executive officer or director of various companies related to Contran since 1969. He is a brother of Harold C. Simmons. Mr. Simmons is chairman of our master trust committee.

Mr. Simmons has a long and extensive experience with our business. He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

Steven L. Watson, age 61, has served on our board of directors since 2000. Mr. Watson has been chief executive officer of Valhi and president and a director of Valhi and Contran since prior to 2007. He has served as chief executive officer of Kronos Worldwide since 2009, vice chairman of the board of Kronos Worldwide since 2004, chief executive officer of TIMET from 2006 to 2009 and vice chairman of the board of TIMET since 2005. Since prior to 2007, Mr. Watson has also served as a director of CompX and NL. He has served as an executive officer or director of various companies related to Valhi and Contran since 1980. Mr. Watson is a member of our master trust committee.

Mr. Watson has a long and extensive experience with our business. He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from other publicly and privately held entities affiliated with us for which he currently serves or formerly served.

Donald P. Zima, age 79, has served on our board of directors since 2005. Mr. Zima served as chief financial officer to Stericycle, Inc., a publicly held medical and pharmaceutical waste management company, from 2003 to 2004 and as vice president and chief financial officer of Scherer Healthcare, Inc., a publicly held waste management company for health care facilities and a distributor of over-the-counter health care products, from 2000 to 2003. He is chairman of our audit committee and a member of our management development and compensation committee.

Mr. Zima has over six years of experience on our board of directors. He also has senior executive, operating, corporate governance, finance and financial accounting oversight experience from publicly and privately held companies for which he formerly served.

EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers. Each executive officer serves at the pleasure of the board of directors. Biographical information with respect to Glenn R. Simmons is set forth under the Nominees for Director subsection above.

Name	Age	Position(s)
Glenn R. Simmons	84	Chairman of the Board
David L. Cheek	62	Chief Executive Officer
C. Vic Stirnaman	64	President
Bert E. Downing, Jr.	55	Vice President, Chief Financial Officer, Corporate Controller and Treasurer

David L. Cheek has served as our chief executive officer since January 2012 and as our president and chief executive officer since prior to 2007 to January 2012.

C. Vic Stirnaman has served as our president since January 2012. He previously served as our executive vice president and chief operating officer from 2009 to January 2012. From prior to 2007 to 2009, he was our executive vice president.

Bert E. Downing, Jr. has served as our vice president and chief financial officer, corporate controller and treasurer since prior to 2007.

In 2004, Keystone filed a voluntary petition for reorganization under federal bankruptcy laws and emerged from bankruptcy proceedings in 2005. Messrs. Simmons, Cheek and Downing were executive officers of ours in 2004.

CORPORATE GOVERNANCE

Controlled Company Status, Director Independence and Committees. Although we are presently not listed on the NYSE, the board has elected, pursuant to SEC rules, to apply the listing standards of the NYSE to determine the independence of our directors and not to adopt additional categorical standards for independence other than the NYSE standards. Applying the NYSE director independence standards without any additional categorical standards, our board of directors has determined that each of Thomas E. Barry, Keith R. Coogan and Donald P. Zima is independent and has no material relationship with us other than serving as our directors.

In determining that Dr. Barry has no material relationship with us other than serving as our director, the board of directors considered the following relationship:

•	in 2007, Harold C. Simmons and his wife, Annette C. Simmons, made a commitment to donate $20 million to Southern Methodist University, of which Dr. Barry is a vice president;

•	pursuant to the commitment they contributed, or caused to be contributed, approximately $7.7 million in each of 2008 and 2009 and $5.0 million in 2010; and

•	$7.7 million is less than 2.0% of SMU’s consolidated gross revenues and SMU’s consolidated gross revenues net of scholarship allowances for each fiscal year in which they made a contribution to SMU.

Because of Contran’s ownership of 88.0% of the outstanding shares of our common stock, we would be considered a controlled company under the listing standards of the NYSE. Pursuant to the listing standards, a controlled company may choose not to have a majority of independent directors, independent compensation, nominations or corporate governance committee or charters for these committees. We have chosen not to have an independent nominations, corporate governance or risk oversight committee or charters for those committees or our management development and compensation committee. Our board of directors believes that the full board of directors best represents the interests of all of our stockholders and that it is appropriate for all matters that would otherwise be considered by a nominations, corporate governance or risk oversight committee to be considered and acted upon by the full board of directors. The NYSE listing standards also require a listed company to have a three member audit committee consisting entirely of independent directors. Such requirement is not applicable to us and for 2011 we chose to have only a two member audit committee consisting entirely of independent directors. Effective April 2012, we have a three member audit committee consisting entirely of independent directors.

2011 Meetings and Standing Committees of the Board of Directors. The board of directors held eight meetings in 2011. Each director participated in all of such meetings and of the 2011 meetings of the committees on which he served at the time. It is expected that each director will attend our annual meeting of stockholders, which is held immediately before the annual meeting of the board of directors. All of our incumbent directors attended our 2011 annual stockholder meeting.

The board of directors has established and delegated authority to three standing committees, which are described below. The board of directors is expected to elect the members of the standing committees at the board of directors annual meeting immediately following the annual stockholder meeting. The board of directors from time to time may establish other committees to assist it in the discharge of its responsibilities.

Audit Committee. Our audit committee assists with the board of directors’ oversight responsibilities relating to our financial accounting and reporting processes and auditing processes. The purpose, authority, resources and responsibilities of our audit committee are more specifically set forth in its amended and restated audit committee charter. Applying the requirements of the NYSE corporate governance standards (without additional categorical standards) and SEC regulations, as applicable, the board of directors has determined that:

•	each member of our audit committee is independent, financially literate and has no material relationship with us other than serving as our director; and

•	Keith R. Coogan is an “audit committee financial expert.”

Mr. Zima served as an “audit committee financial expert” on our audit committee during 2011 and until April 2012.

Mr. Coogan currently serves on four public company audit committees.  The board of directors has determined that such simultaneous service by Mr. Coogan does not impair his ability to serve effectively on our audit committee.  For further information on the role of our audit committee, see the Audit Committee Report in this proxy statement.  The current members of our audit committee are Donald P. Zima (chairman), Thomas E. Barry and Keith R. Coogan.    Our audit committee held five meetings in 2011.

Management Development and Compensation Committee.  The principal responsibilities of our management development and compensation committee are:

•	to recommend to the board of directors whether or not to approve any proposed charge to us or any of our privately held subsidiaries pursuant to our ISA with Contran;

•	to review certain matters regarding our employee benefit plans or programs, including discretionary incentive bonuses and salaries we pay; and

•	to review and administer such other compensation matters as the board of directors may direct from time to time.

The current members of our management development and compensation committee are Thomas E. Barry (chairman), Keith R. Coogan and Donald P. Zima. The management development and compensation committee may delegate to its members or Keystone’s officers any or all of its authority as it may choose subject to certain limitations of Delaware law on what duties directors may delegate. The committee has not exercised this right of delegation. The board of directors has determined that each of the members of our management development and compensation committee is independent by applying the NYSE director independence standards without additional categorical standards as discussed above. With respect to the role of our executive officers in determining or recommending the amount or form of executive compensation, see the Compensation Discussion and Analysis section of this proxy statement. With respect to director compensation, our executive officers make recommendations on such compensation directly to our board of directors for its consideration without involving the management development and compensation committee. Our management development and compensation committee held one meeting in 2011.

Master Trust Committee. The master trust committee oversees our investment in The Combined Master Retirement Trust, a trust Contran sponsors that permits the collective investment by master trusts that maintain assets of certain employee benefit plans Contran and related entities adopt, including the investment in the CMRT by the Keystone Master Retirement Trusts I & II, our master trusts that maintain the assets of certain of our employee benefit plans. The current members of our master trust committee are Glenn R. Simmons (chairman), Thomas E. Barry and Steven L. Watson. The master trust committee did not meet in 2011.

Risk Oversight. Our board of directors oversees the actions we take in managing our material risks. Our management is responsible for our day-to-day management of risk. The board’s oversight of our material risks is undertaken through, among other things, various reports and assessments that management presents to the board and the related board discussions. The board has delegated some of its primary risk oversight to our audit committee and management development and compensation committee. Our audit committee annually receives management’s reports and assessments on, among other things, the risk of fraud, certain material business risks including a ranking of such material business risks and on our insurance program. The audit committee also receives reports from our independent registered public accounting firm regarding, among other things, financial risks and the risk of fraud. Our management development and compensation committee receives management’s assessments on the likelihood that our compensation policies and practices could have a material adverse effect on us, as more fully described in the Compensation Policies and Practices as They Relate to Risk Management section of this proxy statement. The audit committee and management development and compensation committee report to the board of directors about their meetings. We believe the leadership structure of the board of directors is appropriate for our risk oversight.

Identifying and Evaluating Director Nominees. Historically, our management has recommended director nominees to the board of directors. In identifying, evaluating and determining our director nominees:

•	our board of directors has no specific minimum qualifications for director nominees;

•
each nominee should possess the necessary business background, skills and expertise at the policy-making level and a willingness to devote the required time to the duties and responsibilities of membership on the board of directors; and

•
the board of directors believes that experience as our director is a valuable asset and that directors who have served on the board for an extended period of time are able to provide important insight into our operations and future.

The board also considers the nominee’s ability to satisfy the need, if any, for required expertise on the board of directors or one of its committees. While we do not have any policy regarding the diversity of our nominees, the board does consider the diversity in the background, skills and expertise at the policy making level of our director nominees, and as a result our board believes our director nominees do possess a diverse range of senior management experience that aids the board in fulfilling its responsibilities. The board of directors believes its procedures for identifying and evaluating director nominees are appropriate for a controlled company such as us.

Leadership Structure of the Board of Directors. As discussed before, Glenn R. Simmons serves as our chairman of the board and David L. Cheek serves as our chief executive officer. While we do not have a lead independent director, the chairman of our audit committee presides at all of the meetings, if any, of our independent directors. The board of directors believes our leadership structure is appropriate for a controlled company such as us. The board of directors believes our leadership structure is appropriate because the board recognizes that while there is no single organizational structure that is ideal in all circumstances, the board believes that having different individuals serve as our chairman of the board and as our chief executive officer provides an appropriate breadth of experience and perspective that effectively facilitates the formulation of our long-term strategic direction and business plans. In addition, the board of directors believes that since Glenn R. Simmons is employed by Contran, which holds a majority of our outstanding common stock, his service as our chairman of the board is beneficial in providing strategic leadership for us since there is a commonality of interest that is closely aligned in building long-term stockholder value for all of our stockholders.

Stockholder Proposals and Director Nominations for the 2013 Annual Meeting of Stockholders. Stockholders may submit proposals on matters appropriate for stockholder action at our annual stockholder meetings, consistent with rules adopted by the SEC. We must receive such proposals not later than December 14, 2012 to be considered for inclusion in the proxy statement and form of proxy card relating to our annual meeting of stockholders in 2013. Our bylaws require that the proposal must set forth a brief description of the proposal, the name and address of the proposing stockholder as they appear in our records, the number of shares of our common stock the stockholder holds and any material interest the stockholder has in the proposal.

The board of directors will consider the director nominee recommendations of our stockholders in accordance with the process discussed above. Our bylaws require that a nomination set forth the name and address of the nominating stockholder, a representation that the stockholder will be a stockholder of record entitled to vote at the annual stockholder meeting and intends to appear in person or by proxy at the meeting to nominate the nominee, a description of all arrangements or understandings between the stockholder and the nominee (or other persons pursuant to which the nomination is to be made), such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC and the consent of the nominee to serve as a director if elected.

For proposals or director nominations to be brought at the 2013 annual meeting of stockholders but not included in the proxy statement for such meeting, our bylaws require that the proposal or nomination must be delivered or mailed to our principal executive offices in most cases no later than February 27, 2013. Proposals and nominations should be addressed to our corporate secretary at Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697.

Communications with Directors. Stockholders and other interested parties who wish to communicate with the board of directors or its independent directors may do so through the following procedures. Such communications not involving complaints or concerns regarding accounting, internal accounting controls and auditing matters related to us may be sent to the attention of our corporate secretary at Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697. Provided that any such communication relates to our business or affairs and is within the function of our board of directors or its committees, and does not relate to insignificant or inappropriate matters, such communication, or a summary of such communication, will be forwarded to the chairman of our audit committee.

Complaints or concerns regarding accounting, internal accounting controls and auditing matters, which may be made anonymously, should be sent to the attention of our general counsel with a copy to our chief financial officer at the same address as our corporate secretary. These complaints or concerns will be forwarded to the chairman of our audit committee. We will investigate and keep these complaints or concerns confidential and anonymous, to the extent feasible, subject to applicable law. Information contained in such a complaint or concern may be summarized, abstracted and aggregated for purposes of analysis and investigation.

Compensation Committee Interlocks and Insider Participation. As discussed above, for 2011 our management development and compensation committee was composed of Thomas E. Barry and Donald P. Zima. In April 2012 Keith R. Coogan was named to the management development and compensation committee. No member of the committee:

•	was an officer or employee of ours during 2011 or any prior year;

•	had any related party relationship with us that requires disclosure under applicable SEC rules; or

•	had any interlock relationships under applicable SEC rules.

For 2011, no executive officer of ours had any interlock relationships within the scope of the intent of applicable SEC rules. However, our chairman of the board is on the board of directors of Contran and Contran employs him and Mr. Watson, each of whom serves as one of our directors.

Code of Business Conduct and Ethics. We have adopted a code of business conduct and ethics. The code applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller. Only the board of directors may amend the code. Only our audit committee or other committee of the board of directors with specifically delegated authority may grant a waiver of this code. We will disclose amendments to or waivers of the code as required by law or regulation. In November 2011 and March 2012 our board of directors made non-substantive amendments to the code.

Availability of Corporate Governance Documents. A copy of each of our audit committee charter and code of business conduct and ethics is available on our website at www.keystoneconsolidated.com under the corporate governance section.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
AND OTHER INFORMATION

Compensation Discussion and Analysis. This compensation discussion and analysis describes the key principles and factors underlying our executive compensation policies for our named executive officers. For the last three years, all of our named executive officers in this proxy statement were employed and compensated by us. Our chairman of the board is an employee of Contran who provided his services to us in each of the last three years under our ISA with Contran. For a discussion of this ISA, see the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement.

Nonbinding Advisory Stockholder Vote on Executive Officer Compensation. For the 2011 annual meeting of stockholders, we submitted a nonbinding advisory proposal recommending the stockholders adopt a resolution approving the compensation of our named executive officers as disclosed in the 2011 proxy statement. At the annual meeting, the resolution received the affirmative vote of 91.0% of the eligible votes. We considered the favorable result and determined not to make any material changes to our compensation practices.

Compensation of Our Named Executive Officers Employed by Us. In each of the last three years, we employed the following named executive officers:

Name	Position(s)

David L. Cheek	Chief Executive Officer
C. Vic Stirnaman	President
Bert E. Downing, Jr.	Vice President, Chief Financial Officer, Corporate Controller and Treasurer

Overview

Prior to 2009, we decided to forego long-term compensation (other than defined contribution plans, defined benefit plans for eligible employees and nonqualified deferred compensation plans available to certain employees), and implemented a compensation program that is primarily cash-based, with minimal perquisites, if any. Our objectives for the primarily cash-based compensation program as it relates to our senior officers, including all of our named executive officers employed by us, are to:

•	have a total individual compensation package that is easy to understand;

•	encourage them to maximize long-term stockholder value; and

•
achieve a balanced competitive compensation package that would attract and retain highly qualified senior officers and appropriately reflect each such officer’s individual performance, contributions and general market value.

In furtherance of our objectives and in an effort to separate annual operating planning from annual incentive compensation, we implemented discretionary incentive compensation awards for our senior officers. As a result, compensation for our named executive officers employed by us primarily consists of base salaries and annual discretionary incentive compensation awards.

We do not base our employed named executive officer compensation on any specific measure of, or formula based upon, our financial performance, although we do consider our financial performance as one factor in determining the compensation of our employed named executive officers. We determine the amount of each component of such compensation solely in our collective business judgment and experience, without performing any independent market research. We do not enter into any written employment agreements with our employed named executive officers.

Base Salaries. We have established the annual base salaries for our employed named executive officers on a position-by-position basis, based on responsibility and experience. We pay this portion of each of our employed named executive officer’s compensation to provide him with a reliable amount of compensation for the year, subject to his continued at-will employment and satisfactory performance of his services at the level of his responsibilities. Our chief executive officer has the responsibility to conduct annual internal reviews of our employed named executive officer salary levels, other than his own, in order to rank salary, individual performance and job value to each position. He then makes recommendations on salaries, other than his own, to our chairman of the board. The chairman of the board determines our chief executive officer’s salary. Although authority has been granted to the chairman of the board regarding changes in salaries for executive officers, the management development and compensation committee is informed of all changes in salaries for executive officers. The recommendations of our chief executive officer and the action of our chairman of the board are based on our evaluations of the past year annual base-salary amounts with adjustments made as a result of our past and expected future financial performance, inflation, past and potential future individual performance and contributions or alternative career opportunities that might be available to our named executive officers employed by us, without performing any independent market research. The salaries for our named executive officers employed by us in each of the last three years are disclosed in their salary column in the 2011 Summary Compensation Table below.

Annual Incentive Compensation. We pay discretionary annual incentive cash compensation to each of our employed named executive officers to motivate him to achieve higher levels of performance in attaining our corporate goals and reward him for such performance. We determine the amount of any such incentive compensation we pay our named executive officers employed by us on a year-end discretionary evaluation of each such officer’s responsibility, performance, attitude and potential, rather than any specific financial measure. The amount of the discretionary annual incentive compensation award is also influenced by the amount of the named executive officer’s base salary and prior year annual incentive compensation award, as well as our financial performance, although we do not utilize any specific formula to reflect these factors. For each of the last three years incentive compensation awards were based primarily upon the chairman of the board’s decision with regard to the chief executive officer and the chief executive officer’s recommendations regarding the other named executive officers employed by us. Although authority has been granted to the chairman of the board regarding annual incentive compensation awards for executive officers, the management development and compensation committee is informed of all incentive compensation awards for executive officers. No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive’s incentive compensation award, although we did consider our financial performance as one factor in determining such award. Additionally, there is no specific weighting of factors considered in the determination of incentive compensation awards paid to these executive officers. The 2011 discretionary incentive compensation awards are disclosed in the bonus column in the 2011 Summary Compensation Table below.

We approved discretionary incentive compensation awards for our named executive officers employed by us in the last three years as a percentage of the officer’s base salary as follows.

	Discretionary Incentive Compensation Awards as a Percentage of Base Salary for Years
Named Executive Officer	2009 (1)	2010 (1)	2011 (1)

David L. Cheek	32.1%	36.9%	65.1%
C. Vic Stirnaman	44.1%	47.4%	81.2%
Bert E. Downing, Jr.	40.0%	42.6%	62.4%
——————————

(1)	These awards were paid no later than the first quarter of the following year for performance in the prior year.

Defined Benefit Plans. Historically, we have maintained qualified, noncontributory defined benefit plans that provide defined retirement benefits to various groups of eligible employees. All of our employed named executive officers participate in one of our defined benefit plans. For a description of the benefits under this plan, see the Pension Benefits section below. The increases or decreases for financial statement reporting purposes in the actuarial present value of the accumulated pension benefit under our plan in each of the last three years for our employed named executive officers are included in the change in pension value and nonqualified deferred compensation earnings column in the 2011 Summary Compensation Table.

Defined Contribution Plans. To promote retirement savings, we pay discretionary annual contributions to The Employee 401(k) Retirement Plan for Keystone Consolidated Industries, Inc., a Section 401(k) defined contribution plan. Upon the recommendation of our management development and compensation committee in March of each of the last three years, our board of directors approved and we contributed, subject to certain limitations under the plan and the Internal Revenue Code of 1986, matching contributions for the plan year that ended on December 31 of the prior year, up to the first 5.0% of a given participant’s eligible compensation. Each of Messrs. Cheek, Stirnaman and Downing received such contributions for each of the last three years, which contributions were subject to the limits of the plan and are disclosed in their respective all other compensation column in the 2011 Summary Compensation Table.

Nonqualified Deferred Compensation. We have entered into deferred compensation agreements with our named executive officers to compensate them for certain income restrictions that affected their participation level under our pension plans and defined contribution plans. Messrs. Cheek, Stirnaman and Downing have such deferred compensation agreements whereby we accrue to unfunded reserve accounts, amounts attributable to certain limits under the Internal Revenue Code of 1986, with respect to our 401(k) plan and our pension plan. These amounts are payable in a lump sum within six months after the date of his retirement, disability, or termination of employment or to his beneficiaries upon his death.

The agreements for these unfunded reserve accounts provide that the balance of such accounts accrue credits in lieu of interest compounded quarterly. Pursuant to the rules of the SEC, the amounts shown in the 2011 Summary Compensation Table represent the portion of the credit accruals to the unfunded reserve accounts that exceeds 120% of the applicable federal long-term rate as prescribed by the Internal Revenue Code of 1986. The rate used for each such annual computation was the rate in effect on December 31, 2009, 2010 and 2011, the dates that the credit accruals for these years were credited to the unfunded reserve accounts.

For a description of these agreements and additional information regarding their deferred compensation reserve accounts, see the Nonqualified Deferred Compensation section below.

Compensation of Our Named Executive Officers Employed by Contran

For each of the last three years, we paid a fee to Contran for services provided pursuant to our ISA with Contran, which fee was approved by our independent directors after receiving the recommendation of our management development and compensation committee and the concurrence of our chief financial officer. Such services provided under this ISA included the services of our chairman of the board, and as a result a portion of the aggregate ISA fee we pay to Contran is paid with respect to the nondirector services provided to us by our chairman of the board. The nature of the duties for the nondirector services he provides to us under this ISA is consistent with the duties normally associated with his title as chairman of the board. He also serves as an executive officer of CompX, Contran and Valhi.

The charges under this ISA reimburse Contran for its cost of employing the personnel who provide the services by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year. The amount of the fee we paid for each year under this ISA for a person who provided services to us represents, in management’s view, the reasonable equivalent of “compensation” for such services. See the Intercorporate Services Agreements part of the Certain Relationships and Transactions section of this proxy statement for the aggregate amount we paid to Contran in 2011 under this ISA. Under the various ISAs among Contran and its subsidiaries and affiliates, we share the cost of the employment of Mr. Glenn R. Simmons with Contran and certain of its other publicly and privately held subsidiaries. The portion of the annual charge we paid for each year to Contran under this ISA attributable to Mr. Simmons’ nondirector services and the amount we pay for his director services is set forth in the 2011 Summary Compensation Table below. The amount charged under the ISA for his nondirector services and his cash director fees are not dependent upon our financial performance. Footnote 4 also sets forth the cash fees we paid to Mr. Simmons for his director services. As discussed further below, the amount charged under the ISA is based upon Contran’s cost of employing or engaging the personnel who provide the services to us (including the services of our chairman of the board) by allocating such cost to us based on the estimated percentage of time such personnel were expected to devote to us over the year. See the Director Compensation section in this proxy statement for a discussion of our director fees and the basis on which they are determined.

We believe the cost of the services received under our ISA with Contran, after considering the quality of the services received, is fair to us and is no less favorable to us than we could otherwise obtain from an unrelated third party for comparable services, based solely on our collective business judgment and experience without performing any independent market research.

In the early part of each year, Contran’s management estimates the percentage of time that each Contran employee, including Glenn R. Simmons, is expected to devote in the upcoming year to Contran and its subsidiaries and affiliates, including us. Contran’s management then allocates Contran’s cost of employing each of its employees among Contran and its various subsidiaries and affiliates based on such estimated percentages. Contran’s aggregate cost of employing each of its employees comprises:

•	the annualized base salary of such employee at the beginning of each year;

•
an estimate of the bonus Contran will pay or accrue for such employee (other than bonuses for specific matters) for the year, using as a reasonable approximation for such bonus the actual bonus that Contran paid or accrued for such employee in the prior year; and

•
Contran’s portion of the social security and medicare taxes on such base salary and an estimated overhead factor (24% for each of 2011 and 2010 as compared to 17% for 2009) applied to the base salary for the cost of medical and life insurance benefits, unemployment taxes, disability insurance, defined benefit and defined contribution plan benefits, professional education and licensing and costs of providing an office, equipment and supplies related to providing such services.

The overhead factor increased in 2010 as compared to 2009 primarily as a result of increased defined benefit pension plan costs resulting principally from changes in the funded status of Contran's defined benefit plan due to the negative overall impact of the global economic recession on the return on assets held by the plan. Contran’s senior management subsequently made such adjustments to the details of the proposed ISA charge as they deemed necessary for accuracy, overall reasonableness and fairness to us.

In the first quarter of each year, the proposed charges for that year under our ISA with Contran was presented to our management development and compensation committee, and the committee considered whether to recommend that our board of directors approve the aggregate charge under the ISA.  Among other things during such presentation, the committee was informed of:

•	the quality of the services Contran provides to us, including the quality of the services certain of our executive officers provide to us;

•	the comparison of the ISA charge and number of full-time equivalent employees reflected in the charge by department for the prior year and proposed for the current year;

•
the comparison of the prior year and proposed current year charges by department and in total and such amounts as a percentage of Contran’s similarly calculated costs for its departments and in total for those years;

•	the comparison of the prior year and proposed current year average hourly rate; and

•	the concurrence of our chief financial officer as to the reasonableness of the proposed charge.

In determining whether to recommend that the board of directors approve the proposed aggregate ISA fee to be charged to us, the management development and compensation committee considers the three elements of Contran’s cost of employing the personnel who provide services to us, including the cost of employing Glenn R. Simmons, in the aggregate and not individually.  After considering the information contained in such presentations, and following further discussion and review, our management development and compensation committee recommended that our board of directors approve the proposed aggregate ISA fee after concluding that:

•
the cost to employ the additional personnel necessary to provide the quality of the services provided by Contran would exceed the proposed aggregate fee to be charged by Contran under the ISA with us; and

•	the cost for such services would be no less favorable than could otherwise be obtained from an unrelated third party for comparable services.

In reaching its recommendation, our management development and compensation committee did not review the compensation policies of Contran because:

•	Glenn R. Simmons provides services to other companies related to Contran, including Contran itself;

•	the fee we pay to Contran under our ISA with Contran each year does not represent all of Contran’s cost of employing him;

•	Contran and its other related companies absorb the remaining amount of Contran’s cost of employing him; and

•
the members of our management development and compensation committee consider the other factors discussed above in determining whether to recommend that the proposed ISA fee for each year be approved by the full board of directors.

Based on the recommendation of our management development and compensation committee, as well as the concurrence of our chief financial officer, our independent directors approved the proposed aggregate annual ISA charge under the ISA with us effective January 1, 2011, with our other directors abstaining.
For financial reporting and income tax purposes, the ISA fee is expensed as incurred on a quarterly basis. Contran has implemented a limit of $1.0 million on any individual’s charge to a publicly held company in order to enhance the deductibility by the company of the charge for tax purposes under Section 162(m) of the Internal Revenue Code of 1986, if such section were to be deemed applicable. Section 162(m) generally disallows a tax deduction to publicly held companies for non-performance based compensation over $1.0 million paid to the company’s chief executive officer and four other most highly compensated executive officers.

Deductibility of Compensation

It is our general policy to structure the performance-based portion of the compensation of our executive officers, if any, in a manner that enhances our ability to deduct fully such compensation under Section 162(m) of the Internal Revenue Code of 1986.

Compensation Committee Report. As discussed above, for 2011 our management development and compensation committee was comprised of Thomas E. Barry and Donald P. Zima. In April 2012 Keith R. Coogan was added to the management development and compensation committee. The management development and compensation committee has reviewed with management the Compensation Discussion and Analysis section in this proxy statement. Based on the committee’s review and a discussion with management, the committee recommended to the board of directors that our compensation discussion and analysis be included in this proxy statement.

The following individuals, in the capacities indicated, hereby submit the foregoing report.

Dr. Thomas E. Barry Chairman of Our Management Development and Compensation Committee	Donald P. Zima Member of Our Management Development and Compensation Committee

Summary of Cash and Certain Other Compensation of Executive Officers. The 2011 Summary Compensation Table below provides information concerning compensation we and our subsidiaries paid or accrued for services rendered during the last three years by our chief executive officer, chief financial officer and each of our two other named executive officers at December 31, 2011.

2011 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary	Bonus	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

Current Executive Officers:

Glenn R. Simmons (4)…….	2011	$112,244	$-0-	$-0-	$-0-	$112,244
Chairman of the Board	2010	118,848	-0-	-0-	-0-	118,848
	2009	128,100	-0-	-0-	-0-	128,100

David L. Cheek…………...	2011	450,405	250,000	87,149	12,250	799,804
Chief Executive	2010	410,923	140,000	56,950	12,250	620,123
Officer	2009	422,957	125,000	41,391	12,250	601,598

C. Vic Stirnaman………….	2011	342,936	250,000	87,733	12,250	692,919
President	2010	322,757	140,000	60,939	12,250	535,946
	2009	309,801	125,000	46,651	12,250	493,702

Bert E. Downing, Jr.……..	2011	283,425	165,000	91,650	12,250	552,325
Vice President, Chief	2010	272,327	110,000	51,671	12,250	446,248
Financial Officer, Corporate	2009	262,640	100,000	34,113	12,250	409,003
Controller and Treasurer

(1)	Certain non-applicable columns have been omitted from this table.

(2)	The change in pension value and earnings on nonqualified deferred compensation for each executive is as follows:
Name	Year	Change in Pension Value (a)	Above Market Nonqualified Deferred Compensation Earnings (b)	Total

David L. Cheek	2011	$83,138	$4,011	$87,149
	2010	55,166	1,784	56,950
	2009	41,100	291	41,391

C. Vic Stirnaman	2011	86,665	1,068	87,733
	2010	60,655	284	60,939
	2009	46,651	-0-	46,651

Bert E. Downing, Jr.	2011	90,138	1,512	91,650
	2010	51,025	646	51,671
	2009	34,009	104	34,113

(a)
Represents the change from December 31, 2008 to December 31, 2009 (for 2009), the change from December 31, 2009 to December 31, 2010 (for 2010) and the change from December 31, 2010 to December 31, 2011 (for 2011) in the actuarial present value of each executive officer’s accumulated benefits, we assumed the following (actual benefits will be based on actual future facts and circumstances):

•	credited service and eligible earnings as of the measurement date for each fiscal year we used for financial statement reporting purposes for these plans would not change;
•	normal retirement at age 65;
•	the commencement of the payments of his benefits under these plans at attaining age 65;
•	payments continuing for the life expectancy derived from a mortality table; and
•
discount rates for present value calculations at December 31, 2008, 2009, 2010 and 2011 (the measurement dates used for financial statement reporting purposes for the last three completed fiscal year-ends) of 6.11%, 5.89%, 5.38% and 4.32%, respectively, which rates are the same rates we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under this plan.

(b)
The balance of the nonqualified deferred compensation reserve accounts accrue credits in lieu of interest compounded quarterly. Pursuant to SEC rules, the amounts shown above represent the portion of the interest credited that exceeds 120% of the applicable federal long-term rate as prescribed by the U.S. Internal Revenue Code of 1986. The applicable federal long-term rate used for such computations was the 120% rate for quarterly compounding in effect for the month of the respective quarter that the credit accrual was added to the account.

(3)	Represents the company contributions to our 401(k) plan.

(4)
The amounts shown in the 2011 Summary Compensation Table as salary for Glenn R. Simmons represent the portion of the fees we paid to Contran pursuant to the ISA with respect to the services Mr. Simmons rendered to us and our subsidiaries, as well as the amounts we paid to him for director fees. The components of his salary shown in the 2011 Summary Compensation Table are as follows:

	2009	2010	2011

Glenn R. Simmons
Contran ISA Fee	$98,100	$87,848	$75,744
Keystone Director Fees Earned or Paid in Cash	30,000	31,000	36,500
	$128,100	$118,848	$112,244

Pension Benefits. We maintain qualified, noncontributory defined benefit plans that provide defined retirement benefits to various groups of eligible employees, including named executive officers. Normal retirement age under our pension plan is age 65. The defined benefit for salaried employees, including named executive officers, is based on a straight life annuity. An individual’s monthly benefit is the sum of the following: (a) for credited service prior to January 1, 1981, the amount determined by his or her average monthly cash compensation for the five years of his or her highest earnings prior to January 1, 1981, multiplied by 1.1%, multiplied by the years of credited service, plus (b) for each year of service between 1980 and 1989, the amount determined by the sum of 1.2% multiplied by his or her average monthly cash compensation that year up to the social security wage base and 1.75% multiplied by his or her average monthly cash compensation that year in excess of the social security wage base, plus (c) for each year subsequent to 1989, the amount determined by 1.2% multiplied by his or her average monthly cash compensation that year, but not less than $50.00 per month.

The following table sets forth, among other things, information regarding the actuarial present value of our named executive officers’ accumulated pension benefits as of December 31, 2011. Mr. Glenn R. Simmons is not eligible for benefits under this pension plan.

2011 PENSION BENEFITS (1)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (2)

David L. Cheek	Keystone Employees’ Retirement Plan for Active Employees	12	$359,298

C. Vic Stirnaman	Keystone Employees’ Retirement Plan for Active Employees	19	411,129

Bert E. Downing, Jr.	Keystone Employees’ Retirement Plan for Active Employees	18	334,792

——————————

(1)	Certain non-applicable columns have been omitted from this table.

(2)	For purposes of calculating the present values of each executive’s accumulated benefits, we assumed the following (actual benefits will be based on actual future facts and circumstances):

•	credited service and eligible earnings as of December 31, 2011 (the measurement date used for financial statement reporting purposes) would not change;
•	normal retirement age of 65;
•	the commencement of the payments of benefits under these plans at attaining age 65;
•	payments continuing for a life expectancy derived from a mortality table; and
•
a discount rate for the present value calculation at December 31, 2011 of 4.32%, which rate is the same rate we used for financial statement reporting purposes in determining the present value of our aggregate accumulated benefits for all participants under this plan.

Nonqualified Deferred Compensation. Each of Messrs. Cheek, Stirnaman and Downing have nonqualified deferred compensation agreements whereby we accrue to unfunded reserve accounts for each of their benefit amounts they would have received under our 401(k) plan and our pension plan but for certain limits under the Internal Revenue Code of 1986. These amounts are payable to each of Messrs. Cheek, Stirnaman or Downing, as applicable, in a lump sum six months after the date of his termination of employment, disability, or retirement or, in the event of his death, to his beneficiaries.

The following table sets forth information regarding each executive’s deferred compensation accounts.

2011 DEFERRED COMPENSATION (1)

Name	Registrant Contributions In Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Balance at Last FYE

David L. Cheek	$66,424	$11,414	$286,758
C. Vic Stirnaman	34,974	3,207	93,830
Bert E. Downing, Jr.	19,129	4,443	102,305
_____________________________

(1)	Certain non-applicable columns have been omitted from this table.

(2)	Included in the Salary column of the 2011 Summary Compensation Table for the year earned.

(3)
The agreements for these unfunded reserve accounts provide that the balance of such accounts accrue credits in lieu of interest compounded quarterly.  The annual rate that these credits accrue in lieu of interest is the prime rate plus 2% and the effective rate for 2011 was 5.25%.  The amounts reported in this column are the entire 2011 aggregate earnings on the credits in lieu of interest while the 2011 Summary Compensation Table only reports the amount of the accrued credits in lieu of interest that exceeds 120% of the applicable federal long-term rate as prescribed by the Internal Revenue Code of 1986.

Director Compensation. Our directors are entitled to receive compensation for their services as directors. Effective July 1, 2011, our board of directors increased the annual retainers paid to our directors and committee members. The table below reflects the annual rates of retainers for 2011 before and after July 1, 2011 and the aggregate amount paid during 2011 at such annual rates.

	2011 First Six-Month Director Retainers		2011 Second Six-Month Director Retainers
	Annual Rate	Paid	Annual Rate	Paid

Each director	$25,000	$12,500	$25,000	$12,500

Chairman of our audit committee and any member of our audit committee whom the board identified as an “audit committee financial expert” (provided that if one person served in both capacities only one such retainer was paid)	$5,000	$2,500	$30,000	$15,000

Other members of our audit committee	$5,000	$2,500	$15,000	$7,500

Members of our other committees	$2,000	$1,000	$5,000	$2,500

Additionally, our directors receive a fee of $1,000 per day for attendance at meetings of the board of directors or its committees and at an hourly rate of $125 (not to exceed $1,000 per day) for other services rendered on behalf of our board of directors or its committees. If a director dies while serving on our board of directors, his designated beneficiary or estate will be entitled to receive a death benefit equal to the annual retainer then in effect. We reimburse our directors for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of our board of directors or its committees. In addition to serving as a director, Mr. Watson provides services to us under our ISA with Contran.

The following table provides information with respect to compensation our directors earned for their 2011 director services provided to us.

2011 DIRECTOR COMPENSATION (1)

Name	Fees Earned or Paid in Cash (2)	All Other Compensation (3)	Total

Thomas E. Barry	$51,000	$-0-	$51,000
Steven L. Watson	36,500	168,944	205,444
Donald P. Zima	56,000	-0-	56,000
_____________________________

(1)
Certain non-applicable columns have been omitted from this table. See footnote 4 to the 2011 Summary Compensation Table in this proxy statement for compensation Glenn R. Simmons earned or received from us for director services.

(2)	Represents retainers and meeting fees the director earned for director services he provided to us in 2011, all of which were paid in cash during 2011.

(3)	This amount represents the portion of the annual charge we paid in 2011 under our ISA with Contran attributable to his services.

Compensation Policies and Practices as They Relate to Risk Management. We believe that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on us. In reaching this conclusion, we considered the following:

•
we do not grant equity awards to our employees or officers or other persons who provide services to us under our ISA with Contran, which mitigates taking excessive or inappropriate risk for short-term gain that might be rewarded by equity compensation;

•
certain of our employees, including our executive officers employed by us, are eligible to receive incentive bonus payments that are determined on a discretionary basis and do not guarantee the employee a particular level of bonus based on the achievement of a specified performance or financial target, which also mitigates taking excessive or inappropriate risk for short-term gain;

•
our officers and other persons who provide services to us under our ISA with Contran do not receive compensation from us directly and are employed by Contran, our parent corporation, which aligns such officers and persons with the long-term interests of our stockholders;

•	since we are a controlled company, as previously discussed, management has a strong incentive to understand and perform in the long-term interests of our stockholders; and

•
our experience is that our employees are appropriately motivated by our compensation policies and practices to achieve profits and other business objectives in compliance with our oversight of material short and long-term risks.

For a discussion of our compensation policies and practices for our executive officers, please see the Compensation Discussion and Analysis section of this proxy statement.

Compensation Consultants. Neither our board of directors, management development and compensation committee nor management has engaged any compensation consultants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership with the SEC and us. Based solely on the review of the copies of such forms and representations by certain reporting persons, we believe that for 2011 our executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Related Party Transaction Policy. As set forth in our code of business conduct and ethics, from time to time, we engage in transactions with affiliated companies. In addition, certain of our executive officers and directors serve as executive officers and directors of affiliated companies. With respect to transactions between or involving us and one or more of our affiliates, it is not a violation of the code if the transaction, in our opinion, is no less favorable to us than could be obtained from unrelated parties, or the transaction, in the absence of stockholder ratification or approval by our independent directors, is fair to all companies involved. Furthermore, the code provides that:

•	directors and officers owe a duty to us to advance our legitimate interests when the opportunity to do so arises; and

•
they are prohibited from (a) taking for themselves personally opportunities that properly belong to us or are discovered through the use of our property, information or position; (b) using corporate property, information or position for improper personal gain; and (c) competing with our interests.

Our executive officers are responsible for applying this policy to related parties.  No specific procedures are in place, however, that govern the treatment of transactions among us and our related entities, although we and such entities may implement specific procedures as appropriate for particular transactions.  Provided, in our judgment, the standard set forth in the code of business conduct and ethics is satisfied, we believe, given the number of companies affiliated with Contran, that related party transactions with our affiliates, in many instances (such as achieving economies of scale), are in our best interest.  In certain instances, our executive officers may seek the approval or ratification of such transactions by our independent directors, but there is no quantified threshold for seeking this approval.

Relationships with Related Parties. As set forth under the Security Ownership section of this proxy statement, Harold C. Simmons, through Contran, may be deemed to control us.  We and other entities that may be deemed to be controlled by or related to Mr. Simmons sometimes engage in the following:

•
intercorporate transactions, such as guarantees, management, expense and insurance sharing arrangements,  tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties; and

•
common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of an equity interest in another related party.

We periodically consider, review and evaluate, and understand that Contran and related entities periodically consider, review and evaluate such transactions. Depending upon the business, tax and other objectives then relevant and restrictions under indentures and other agreements, it is possible that we might be a party to one or more of such transactions in the future. In connection with these activities, we may consider issuing additional equity securities or incurring additional indebtedness. Our acquisition activities have in the past and may in the future include participation in acquisition or restructuring activities conducted by other companies that may be deemed to be related to Harold C. Simmons.

Certain directors or executive officers of Contran, CompX, Kronos Worldwide, NL, TIMET or Valhi also serve as our directors or executive officers. Such relationships may lead to possible conflicts of interest. These possible conflicts of interest may arise under circumstances in which such companies may have adverse interests. In such an event, we implement such procedures as are appropriate for the particular transaction.

Intercorporate Services Agreements. As discussed elsewhere in this proxy statement, we and certain related companies have entered into ISAs. Under the ISAs, employees of one company provide certain services, including executive officer services, to the other company on an annual fixed fee basis. The services rendered under the ISAs may include executive, management, financial, internal audit, accounting, tax, legal, insurance, real estate management, environmental management, risk management, treasury, aviation, human resources, technical, consulting, administrative, office, occupancy and other services as required from time to time in the ordinary course of the recipient’s business. The fees paid pursuant to the ISAs are generally based upon an estimated percentage of the time devoted by employees of the provider of the services to the business of the recipient and the employer’s cost related to such employees, which includes the expense for the employees’ compensation and an overhead component that takes into account other employment related costs. Our current ISA with Contran renews on a quarterly basis, subject to the termination by either party pursuant to a written notice delivered 30 days prior to the start of the next quarter. Because of the number of companies related to Contran and us, we believe we benefit from cost savings and economies of scale gained by not having certain management, financial, legal, tax, real estate and administrative staffs duplicated at each company, thus allowing certain individuals to provide services to multiple companies. With respect to a publicly held company that is a party to an ISA, the ISA and the related aggregate annual charge are approved by the independent directors of the company after receiving the recommendation from the company’s management development and compensation committee as well as the concurrence of the chief financial officer. See the Compensation of Our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2011 ISA fee charged to us under our ISA with Contran.

In 2011, we paid Contran fees of $2.1 million for its services under our ISA with Contran, including an amount for the services of Glenn R. Simmons, as disclosed in the 2011 Summary Compensation Table in this proxy statement. In 2012, we expect to pay Contran fees of $2.5 million for its services under this ISA. We also pay director fees and expenses directly to Messrs. Glenn R. Simmons and Watson for their services as our directors, as disclosed above in the 2011 Summary Compensation Table and the 2011 Director Compensation Table.

Risk Management Program. We and Contran participate in a combined risk management program. Pursuant to the program, Contran and certain of its subsidiaries and related entities, including us and certain of our subsidiaries and related entities, as a group purchase insurance policies and risk management services. The program apportions its costs among the participating companies. Tall Pines and EWI provide for or broker the insurance policies. Tall Pines purchases reinsurance for substantially all of the risks it underwrites. EWI also provides claims and risk management services and, where appropriate, engages certain third-party risk management consultants. Tall Pines is a captive insurance company wholly owned by Valhi. EWI is a reinsurance brokerage and risk management company wholly owned by NL. Tall Pines purchases reinsurance from third-party insurance carriers with an A.M. Best Company rating of generally at least an “A-” (excellent) for substantially all of the risks it underwrites. Consistent with insurance industry practices, Tall Pines and EWI receive commissions from insurance and reinsurance underwriters and/or assess fees for the policies that they provide or broker.

With respect to certain of such jointly owned insurance policies, it is possible that unusually large losses incurred by one or more insureds during a given policy period could leave the other participating companies without adequate coverage under that policy for the balance of the policy period. As a result, Contran and certain of its subsidiaries or related companies, including us, have entered into a loss sharing agreement under which any uninsured loss is shared by those companies who have submitted claims under the relevant policy. We believe the benefits in the form of reduced premiums and broader coverage associated with the group coverage for such policies justify the risks associated with the potential for any uninsured loss.

During 2011, we paid Tall Pines and EWI in the aggregate approximately $4.2 million. This amount principally represents payments for insurance premiums or fees paid to Tall Pines and commissions or fees paid to EWI. This amount also includes payments to insurers or reinsurers through EWI for the reimbursement of claims within our applicable deductible or retention ranges that such insurers and reinsurers paid to third parties on our behalf, as well as amounts for claims and risk management services and various other third-party fees and expenses incurred by the program. In our opinion, the program’s allocations of its costs among us and our related entities are reasonable. We believe the amounts that we and our subsidiaries paid for the combined risk management program are less than the costs we would have incurred had we entirely used unrelated third parties for the services the program provided. We expect that these relationships with Tall Pines and EWI will continue in 2012. Because we believe there is no conflict of interest regarding our participation in the combined risk management program, our audit committee received a report regarding this program but we did not ask our independent directors to approve it.

Tax Matters. In August 2011, we became a member of Contran’s consolidated U.S. federal income tax group, which we refer to as the “Contran Tax Group.” As a member of the Contran Tax Group and pursuant to certain tax sharing agreements or policies, each of the members and its qualifying subsidiaries compute provisions for U.S. income taxes on a separate company basis using tax elections made by Contran. Pursuant to the tax sharing agreements or policies and using tax elections made by Contran, each of the parties makes payments or receives payments in amounts it would have paid to or received from the U.S. Internal Revenue Service had it not been a member of the Contran Tax Group but instead had been a separate taxpayer. Refunds are generally limited to amounts previously paid under the respective tax sharing agreement or policy. We and our qualifying subsidiaries are also a part of consolidated tax returns filed by Contran in certain U.S. state jurisdictions. The terms of the applicable tax sharing agreements or policies also apply to state payments to these jurisdictions.

Under applicable law, we, as well as every other member of the Contran Tax Group, are each jointly and severally liable for the aggregate federal income tax liability of Contran and the other companies included in the group for all periods in which we are included in the group. Under our tax agreement with Contran, Contran agrees to indemnify us for any liability for income taxes of the Contran Tax Group in excess of our tax liability previously computed and paid by us in accordance with the tax allocation policy.

Under certain circumstances, tax regulations could require Contran to treat items differently than we would have treated them on a stand-alone basis. In such instances, accounting principles generally accepted in the United States of America require us to conform to Contran’s tax elections. For 2011, pursuant to our tax sharing agreement and policies, we paid Contran $.2 million. Because the calculation of our tax payments or refunds is determined pursuant to applicable tax law, we believe there is no conflict of interest regarding our tax sharing agreement and policies with Contran. Consequently, our independent directors received a report regarding such tax sharing agreement and policies but were not asked to approve our tax agreement or policies or the resulting payments or refunds for income taxes.

Expense Reimbursement. In May 2011, we filed a preliminary registration statement on Form S-1 with the SEC in connection with a proposed distribution of non-transferable subscription rights to our common stockholders. The proposed offering contemplated participation by Contran as a subscribing party to the fullest extent possible. The commencement of and Contran’s participation in the proposed offering was subject to, among other things, Contran and us reaching agreement on the terms of the proposed offering. Prior to reaching such agreement, Contran purchased an additional 1.55 million shares of our common stock from a third-party stockholder in a private transaction, increasing its ownership interest in us to approximately 88%. As a result of such purchase, Contran indicated to us it no longer intended to subscribe for our shares in connection with the proposed offering. Thus, we cancelled the offering. In accordance with an agreement between Contran and us regarding the proposed stock rights offering, Contran reimbursed us for certain costs of the offering amounting to $161,000.

Simmons Family Matters. Harold C. Simmons and certain of his family members provide services to us pursuant to our ISA with Contran. In 2011, Harold C. Simmons and L. Andrew Fleck (a step-son of Harold C. Simmons) provided certain executive consulting and real property management services, respectively, to us pursuant to our ISA. The portion of the fees we paid to Contran in 2011 pursuant to our ISA for the services of Messrs. Harold C. Simmons and Fleck was, in each case, less than $120,000. See the Compensation of Our Named Executive Officers Employed by Contran part of the Compensation Discussion and Analysis section in this proxy statement for a more detailed discussion on the procedures and considerations taken by our independent directors in approving the aggregate 2011 ISA fee Contran charged us. As disclosed in the 2011 Summary Compensation Table, we paid a portion of the 2011 ISA fee for the services of Glenn R. Simmons (a brother of Harold C. Simmons) and cash compensation to him directly for his services as a director for 2011. We expect similar compensation expenses and ISA charges regarding Messrs. Harold C. and Glenn R. Simmons and Fleck for 2012.

AUDIT COMMITTEE REPORT

As discussed above, for 2011 our audit committee was comprised of Thomas E. Barry and Donald P. Zima. In April 2012 Keith R. Coogan was added to the audit committee. The audit committee operates under a written charter adopted by the board of directors. All members of our audit committee meet the independence standards established by the board of directors and the NYSE and promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The audit committee charter is available on our website at www.keystoneconsolidated.com under the corporate governance section.

Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, or “GAAP,” establishing and maintaining internal control over financial reporting (as defined in Securities Exchange Act Rule 13a-15(f)) and evaluating the effectiveness of such internal control over financial reporting. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on the conformity of the financial statements with GAAP. Our audit committee assists the board of directors in fulfilling its responsibility to oversee management’s implementation of our financial reporting process. In its oversight role, our audit committee reviewed and discussed the audited financial statements with management and with PwC, our independent registered public accounting firm for 2011. Our audit committee also reviewed and discussed our internal control over financial reporting with management and with PwC.

Our audit committee met with PwC and discussed any issues deemed significant by our independent registered public accounting firm, including the matters required to be discussed pursuant to the auditing standards of the Public Company Accounting Oversight Board. PwC has provided to our audit committee written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and our audit committee discussed with PwC the firm’s independence. Our audit committee also concluded that PwC’s provision of other permitted non-audit services to us and our related entities is compatible with PwC’s independence.

Based upon the foregoing considerations, our audit committee recommended to the board of directors that our audited financial statements be included in our 2011 Annual Report on Form 10-K for filing with the SEC.

Members of our audit committee of the board of directors respectfully submit the foregoing report.

Donald P. Zima Chairman of Our Audit Committee	Dr. Thomas E. Barry Member of Our Audit Committee

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MATTERS

Independent Registered Public Accounting Firm. PwC served as our independent registered public accounting firm for the year ended December 31, 2011. Our audit committee has appointed PwC to review our quarterly unaudited consolidated financial statements to be included in our Quarterly Report on Form 10-Q for the first quarter of 2012. We expect PwC will be considered for appointment to:
•
review our quarterly unaudited condensed consolidated financial statements to be included in our Quarterly Reports on Form 10-Q for the second and third quarters of 2012 and the first quarter of 2013; and

•	audit our annual consolidated financial statements for the year ending December 31, 2012.

Representatives of PwC are not expected to attend the annual meeting.

Fees Paid to PricewaterhouseCoopers LLP. The following table shows the aggregate fees that our audit committee has authorized and PwC has billed or is expected to bill to us for services rendered for 2010 and 2011. Additional fees for 2011 may subsequently be authorized and paid to PwC, in which case the amounts disclosed below for fees paid to PwC for 2011 would be adjusted to reflect such additional payments in our proxy statement relating to next year’s annual stockholder meeting. In this regard, we have similarly adjusted the audit fees shown for 2010 from the amounts disclosed in our 2011 proxy statement due to additional fees for 2010 that we subsequently authorized to pay to PwC.

Type of Fees	2010	2011 (2)

Audit Fees (1)	$545,826	$583,242
Audit-Related Fees	-0-	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-

Total	$545,826	$583,242

——————————

(1)	Fees for the following services:

(a)	audits of consolidated year-end financial statements for each year;

(b)	reviews of the unaudited quarterly financial statements appearing in Forms 10-Q for each of the first three quarters of each year; and

(c)	the out-of-pocket costs incurred by PwC in providing all of such services, for which PwC is reimbursed.

(2)
The amount shown for 2011 excludes $38,000 of fees we incurred in connection with the proposed distribution of non-transferable subscription rights to our common stockholders discussed above. In accordance with our agreement with Contran in connection with the proposed offering, Contran reimbursed us for these fees.

Preapproval Policies and Procedures. For the purpose of maintaining the independence of our independent registered public accounting firm, our audit committee has adopted policies and procedures for the preapproval of audit and other permitted services the firm provides to us or any of our subsidiaries. We may not engage the firm to render any audit or other permitted service unless the service is approved in advance by our audit committee pursuant to the committee's amended and restated preapproval policy. Pursuant to the policy:
•
the committee must specifically preapprove, among other things, the engagement of our independent registered public accounting firm for audits and quarterly reviews of our financial statements, services associated with certain regulatory filings, including the filing of registration statements with the SEC, and services associated with potential business acquisitions and dispositions involving us; and

•
for certain categories of other permitted services provided by our independent registered public accounting firm, the committee may preapprove limits on the aggregate fees in any calendar year without specific approval of the service.

These other permitted services include:

•	audit-related services, such as certain consultations regarding accounting treatments or interpretations and assistance in responding to certain SEC comment letters;

•	audit-related services, such as certain other consultations regarding accounting treatments or interpretations, employee benefit plan audits, due diligence and control reviews;

•	tax services, such as tax compliance and consulting, transfer pricing, customs and duties and expatriate tax services; and

•	assistance with corporate governance matters and filing documents in foreign jurisdictions not involving the practice of law.

The policy also lists certain services for which the independent auditor is always prohibited from providing us under applicable requirements of the SEC or the Public Company Accounting Oversight Board.

Pursuant to the policy, our audit committee has delegated preapproval authority to the chairman of the committee or his designee to approve any fees in excess of the annual preapproved limits for these categories of other permitted services provided by our independent registered public accounting firm. The chairman must report any action taken pursuant to this delegated authority at the next meeting of the committee.

For 2011, our audit committee preapproved all of PwC’s services provided to us or any of our subsidiaries in compliance with our amended and restated preapproval policy without the use of the SEC’s de minimis exception to such preapproval requirement.

PROPOSAL 2
NONBINDING ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

Background. Pursuant to Section 14A of the Securities Exchange Act, a publicly held company is required to submit to its stockholders a nonbinding advisory vote to approve the compensation of its named executive officers, commonly known as a “Say-on-Pay” proposal. On May 24, 2011, our stockholders approved, on a nonbinding advisory basis, an annual Say-on-Pay. The next nonbinding stockholder advisory vote on the frequency of a Say-on-Pay proposal will be held in 2017.

Say-on-Pay Proposal. This proposal affords our stockholders the opportunity to submit a nonbinding advisory vote on our named executive officer compensation. The Compensation Discussion and Analysis section, the tabular disclosure regarding our named executive officer compensation and the related disclosure in this proxy statement describe our named executive officer compensation and the compensation decisions made by our management and our management development and compensation committee of the board of directors with respect to our named executive officers. This proposal is not intended to address any specific element of compensation of our named executive officers as described in this proxy statement, but the compensation of our named executive officers in general. Our board of directors requests that each stockholder cast a nonbinding advisory vote on the following resolution:

RESOLVED, that, by the affirmative vote of the majority of shares present in person or represented by proxy at the 2012 annual meeting and entitled to vote thereon, the stockholders of Keystone Consolidated Industries, Inc. approve, on a nonbinding advisory basis, the compensation of its executive officers named in the 2011 Summary Compensation Table in the 2012 annual meeting proxy statement of Keystone Consolidated Industries, Inc. as such compensation is disclosed in the proxy statement pursuant to the executive compensation disclosure rules of the U.S. Securities and Exchange Commission, which disclosure includes the compensation discussion and analysis, the compensation tables and any related disclosure in the proxy statement.

Effect of the Proposal. The Say-on-Pay proposal is nonbinding and advisory. Our stockholders’ approval or disapproval of this proposal will not require our board of directors, its management development and compensation committee or our management to take any action regarding our executive compensation practices.

Vote Required. Because this proposal is a nonbinding advisory vote, there is no minimum requisite vote to approve the Say-on-Pay proposal. The proposed resolution provides that the affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote will be the requisite vote to adopt the resolution and approve the compensation of our named executive officers as such compensation is disclosed in this proxy statement. Accordingly, abstentions will be counted as represented and entitled to vote and will therefore have the effect of a negative vote. Broker/nominee non-votes will not be counted as entitled to vote and will have no affect on this proposal.

As already disclosed, Contran is the direct holder of 88.0% of the outstanding shares of our common stock as of the record date and has indicated its intention to have its shares of our common stock represented at the meeting and to vote such shares FOR the Say-on-Pay proposal and adoption of the resolution that approves the compensation of our named executive officers as described in this proxy statement. If Contran attends the meeting in person or by proxy and votes as indicated, the meeting will have a quorum present and the stockholders will adopt the resolution and approve the nonbinding advisory Say-on-Pay proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SAY-ON-PAY PROPOSAL AS SET FORTH IN THE NONBINDING ADVISORY RESOLUTION APPROVING OUR NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT.

OTHER MATTERS

The board of directors knows of no other business that will be presented for consideration at the annual meeting. If any other matters properly come before the meeting, the persons designated as agents in the enclosed proxy card will vote on such matters in their discretion.

2011 ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 is included as part of the annual report mailed to our stockholders with this proxy statement and may also be accessed on our website at www.keystoneconsolidated.com.

STOCKHOLDERS SHARING THE SAME ADDRESS

Stockholders who share an address and hold shares through a brokerage firm or other nominee may receive only one copy of proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. You should notify your brokerage firm or other nominee if:

•	you no longer wish to participate in householding and would prefer to receive separate proxy materials; or

•	you receive multiple copies of proxy materials at your address and would like to request householding of our communications.

REQUEST COPIES OF THE 2011 ANNUAL REPORT AND THIS PROXY STATEMENT

To obtain copies of our 2011 annual report to stockholders or this proxy statement without charge, please mail your request to the attention of Sandra K. Myers, corporate secretary, at Keystone Consolidated Industries, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas 75240-2697, or call her at 972.450.4206.

KEYSTONE CONSOLIDATED INDUSTRIES, INC.

Dallas, Texas
April 13, 2012

Keystone Consolidated Industries, Inc.
Three Lincoln Centre
5430 LBJ Freeway, Suite 1740
Dallas, Texas 75240

Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to Be Held on May 18, 2012.
The proxy statement and annual report to stockholders (including Keystone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011) are available at www.keystoneconsolidated.info/investor.

Dear Stockholder:

Keystone Consolidated Industries, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the internet or by telephone. This eliminates the need to return this proxy card.

Your electronic or telephonic vote authorizes the agents named on this proxy card to vote in the same manner as if you marked, signed, dated and returned this proxy card. If you vote your shares electronically or telephonically, do not mail back this proxy card.

Your vote is important. Thank you for voting.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
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Proxy – Keystone Consolidated Industries, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KEYSTONE CONSOLIDATED INDUSTRIES, INC.
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 18, 2012
The undersigned hereby appoints Bert E. Downing, Jr., David C. Kilpatrick and Sandra K. Myers, and each of them, as proxy for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2012 Annual Meeting of Stockholders (the “Meeting”) of Keystone Consolidated Industries, Inc., a Delaware corporation (“Keystone”), to be held at Keystone’s corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1740, Dallas, Texas on Friday, May 18, 2012, at 10:00 a.m. (local time), and at any adjournment or postponement of the Meeting, all of the shares of common stock, par value $0.01 per share, of Keystone standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy card.

THIS PROXY MAY BE REVOKED AS SET FORTH IN THE KEYSTONE PROXY STATEMENT THAT ACCOMPANIED THIS PROXY CARD.

The agents named on this proxy card, if this card is properly executed, will vote in the manner directed on this card. If this card is properly executed but no direction is given with respect to the election of one or more nominees named on the reverse side of this card or the other proposal, the agents will vote “FOR” each such nominee for election as a director and "FOR" proposal 2. To the extent allowed by applicable law, the agents will vote in their discretion on any other matters that may properly come before the Meeting and any adjournment or postponement thereof.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
SEE REVERSE SIDE.
(Items to be voted appear on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy card, you may choose one of the two voting methods outlined below to instruct how the agents named on this proxy card should vote your shares.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxy instructions submitted by the Internet or telephone must be received by 12:01 a.m., Central Time, on May 18, 2012.

Vote by Internet
• Go to www.investorvote.com/KYCN
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secured website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼
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A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Director Nominees:
		For	Withhold			For	Withhold		For	Withhold
	01 – Dr. Thomas E. Barry	☐	☐	02 – Keith R. Coogan		☐	☐	03 – Glenn R. Simmons	☐	☐

	04 – Steven L. Watson	☐	☐	05 – Donald P. Zima		☐	☐

			For	Against	Abstain
2.	Nonbinding advisory vote approving named executive compensation		☐	☐	☐

						3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof
B.	Non-Voting Items

Change of Address - Please print new address below.

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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